Exhibit 5.1

Osler, Hoskin & Harcourt LLP Suite 2500, TransCanada Tower 450 – 1st Street S.W. Calgary, Alberta, Canada T2P 5H1 403.260.7000 MAIN 403.260.7024 FACSIMILE
Calgary Toronto Montréal Ottawa Vancouver New York	October 30, 2017	Direct Dial: 403.260.7000 Our Matter Number: 1159814
Precision Drilling Corporation 800, 525 – 8th Avenue S.W Calgary, Alberta Canada T2P 1G1
Dear Sirs/Mesdames:
Precision Drilling Corporation Omnibus Equity Incentive Plan – Registration Statement on Form S-8

We have acted as Canadian counsel to Precision Drilling Corporation (“Precision”), a corporation amalgamated under the laws of the Province of Alberta, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Precision with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Precision of common shares (the “Shares”) in connection with Precision’s Omnibus Equity Incentive Plan (the “Plan”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of representatives of Precision.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares are issued in accordance with the terms of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of the Corporation.

This opinion is based upon and limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to inclusion of a reference to the name of our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP